MAXIMUM ANNIVERSARY VALUE OPTIONAL
DEATH BENEFIT ENDORSEMENT
Notwithstanding any provision in the Contract to the contrary, this Endorsement becomes a part of the Contract to which it is attached. Should any provision in this Endorsement conflict with the Contract, the provisions of this Endorsement will prevail.
This Endorsement modifies the “AMOUNT OF DEATH BENEFIT” provision under the section titled “DEATH OF OWNER BEFORE THE ANNUITY DATE” in the Contract.
If on the Contract Date the Maximum Anniversary Value Death Benefit was elected, the following provisions apply:
Maximum Anniversary Value Optional Death Benefit Charge
On an annual basis, this charge equals 0.20% of Your average daily ending value of the assets attributable to the Accumulation Units of the Subaccount(s) or Variable Portfolio(s) to which the Contract is allocated. We deduct this charge daily. This charge is in addition to other charges in Your Contract.
Maximum Anniversary Value Death Benefit
If the Owner was age 82 or younger on the Contract Date, and death occurs prior to age 90 upon Our receipt of all Required Documentation at Our Annuity Service Center, We will calculate the Death Benefit and it will be the greatest of:
(1)	The Contract Value as of the later of (a) the date of death of the Owner and (b) the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center; or

(2)	Net Purchase Payment(s) received prior to the earlier of the Owner’s 86th birthday or date of death; or

(3)	The Maximum Anniversary Value that occurs prior to the Owner’s 83rd birthday. The Maximum Anniversary Value is equal to the greatest anniversary value attained from the following:

As of the date of receipt at our Annuity Service Center of all Required Documentation, anniversary value is equal to the Contract Value on a Contract anniversary; and a Death Benefit Adjustment for Purchase Payment(s) transacted since that Contract anniversary but prior to the Owner’s 86th birthday and/or Withdrawals transacted since that Contract anniversary.
NOTE: In declining market environments, the death benefit payable may be less than the Net Purchase Payments received.
If the Owner was at age 90 or older at the time of death, the Death Benefit will be the Contract Value as of the later of (a) the date of death of the Owner and (b) the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center.
Spousal Beneficiary Continuation

If the Spousal Beneficiary continues the Contract on the Continuation Date the death benefit payable upon the death of the Spousal Beneficiary will be as follows:
If the Spousal Beneficiary was age 82 or younger on the Continuation Date and their death occurs prior to age 90, upon Our receipt of all Required Documentation at Our Annuity Service Center, We will calculate the Death Benefit and it will be the greatest of:
(1)	The Contract Value as of the later of (a) the date of death of the Spousal Beneficiary and (b) the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center; or

(2)	The Contract Value on the Continuation Date, and a Death Benefit Adjustment for Purchase Payment(s) transacted after the Continuation Date but prior to the Spousal Beneficiary’s 86th birthday and/or Withdrawals transacted after the Continuation Date; or

(3)	The Maximum Anniversary Value after the Continuation Date and preceding the date of death that occurs prior to the Spousal Beneficiary’s 83rd birthday. The Maximum Anniversary Value is equal to the greatest anniversary value attained from the following:

As of the date of receipt at our Annuity Service Center of all Required Documentation, anniversary value is equal to the Contract Value on a Contract anniversary and a Death Benefit Adjustment for Purchase Payment(s) transacted after that Contract anniversary but prior to the Spousal Beneficiary’s 86th birthday and/or Withdrawals transacted since that Contract anniversary.
If the Spousal Beneficiary was age 86 or older on the Continuation Date and/or their death occurs at age 90 or older, the Death Benefit will be the Contract Value as of the later of (a) the date of death of the Spousal Beneficiary and (b) the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center. The Optional Maximum Anniversary Value Optional Death Benefit Charge will no longer be deducted if the Spousal Beneficiary is age 86 or older on the Continuation Date.
The death benefit payable will accrue interest at Our current rate from the date of death to the date the death benefit is distributed.
Signed for the Company to be effective on the Contract Date.
FIRST SUNAMERICA LIFE INSURANCE COMPANY

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